Exhibit 2

BRITISH AMERICAN TOBACCO p.l.c.
NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.14R(2)

Notification is made in accordance with Listing Rule 9.6.14R(2) that Ms Holly Keller Koeppel, a Non-Executive Director of British American Tobacco p.l.c., has been appointed as a Director of Arch Coal Inc., a company listed on the New York Stock Exchange, effective 1 March 2019.

S Kerr
Assistant Secretary

4 March 2019

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